Filed Pursuant to Rule 424(b)(3)

Registration No. 333-134823

PROSPECTUS SUPPLEMENT NO. 1,

DATED SEPTEMBER 21, 2009

(To Prospectus dated August 1, 2006)

INUVO, INC.

15550 Lightwave Drive

Third Floor

Clearwater, FL  33760

53,281,511 Shares of Common Stock

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This prospectus supplement supplements the prospectus of Inuvo, Inc., formerly known as Think Partnership Inc., dated August 1, 2006 (the "Prospectus"), and should be read in conjunction with the Prospectus.  This prospectus supplement describes a temporary reduction of the exercise price of the warrants as described hereafter. This prospectus supplement must be delivered with the Prospectus.

TEMPORARY REDUCTION OF EXERCISE PRICE

ON WARRANTS ISSUED IN SERIES A CONVERTIBLE PREFERRED STOCK OFFERING

In connection with our 2006 offering of shares of our Series A convertible preferred stock we issued the purchasers common stock purchase warrants to purchase 5,300,000 shares of common stock exercisable at $2.50 per share and expiring on April 5, 2011.  Subsequently, by the terms of the warrants the exercise price was reduced to $2.00 per share pursuant to the terms of the warrants.  The shares of our common shares underlying these warrants are included in the registration statement of which the Prospectus is a part.

Commencing at 8:00 AM EST on September 21, 2009 through and until 5:00 PM EST on September 29, 2009 (the "Reduction Offer Window"), the exercise price of the warrants will be temporarily reduced from $2.00 per share to an exercise price of $0.27 per share. We may extend the Reduction Offer Window in our sole discretion.  The warrants exercised during the Reduction Offer Window may only be exercised for cash and not on a cashless basis. At the conclusion of the Reduction Offer Window, the exercise price of the warrants will return to $2.00 per share during the remaining term of the warrant.

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The date of this Prospectus Supplement is September 21, 2009.